FOR IMMEDIATE RELEASE		July 28, 2003
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668 Lisa Malagon, (602) 250-5671
Website:	www.pinnaclewest.com

PINNACLE WEST REPORTS LOWER SECOND QUARTER EARNINGS;
REDUCES 2003 EARNINGS GUIDANCE

PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended June 30, 2003, of $56.1 million or $0.61 per diluted share of common stock. The result compares with net income of $75.4 million or $0.89 per share for the same quarter a year ago.

The lower earnings were primarily the result of higher natural gas and purchased power costs at Arizona Public Service (APS) to serve retail electricity customers. Compared with the second quarter of 2002, for instance, the cost of natural gas to run the Company’s plants increased from $15 million to $30 million – a 100 percent increase.

“While clearly not desirable earnings, the results include the cost of gas hedges purchased in early 2001 during the western energy crisis,” Chairman Bill Post said. “In addition to the higher gas prices, our gas plants produced more than twice their output of a year ago to meet the growing electricity needs of our customers.”

In order to meet Arizona’s growth of three times the national average, the Company has built several new plants and added about 3,000 miles of transmission and distribution lines over the last several years – all designed to meet growing customer demand with the highest level of reliable service.

Other factors affecting the quarterly comparison included a $5 million increase in expenses, net of the benefit of reduced purchased power, related to three new power plant units placed into service in mid-2002; an increase of $4 million in pension and other related benefit costs; and $4 million for a 1.5 percent retail electricity price decrease related to the Company’s 1999 regulatory settlement agreement. These factors were partially offset by 3.1 percent retail customer growth of $8 million; and lower regulatory asset amortization of $4 million.

A substantial deterioration in the western wholesale power market over the last few months has caused the Company to reduce its 2003 earnings estimate to a range of $2.55 to $2.85 per share. This deterioration was driven by a 15 to 20 percent reduction in margins (known in the industry as “spark spreads”), and by a reduction in market liquidity attributable to fewer creditworthy counterparties and the decision of several key

Pinnacle West 2003 Second Quarter Earnings	July 28, 2003 Page 2 of 2

market participants to reduce their activities or exit the market entirely. The Company’s revised earnings estimate assumes 2003 power marketing and trading contributions, although still profitable, will be down 75 percent from 2002 levels.

For 2004, the Company anticipates earnings to be in the range of $2.85 to $3.15 per share, reflecting a return to earnings growth related to the scheduled completion of regulatory asset amortization, and continuing customer growth of about three times the national average. Marketing and trading contributions in 2004 are expected to be comparable to the levels assumed in the Company’s 2003 earnings estimate.

All dollar amounts included in this release are reported after income tax effects. For more information on Pinnacle West’s operating and financial statistics, please visit www.pinnaclewest.com/investor/default_opstats.asp.

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

Webcast and Conference Call
 The Company will hold a conference call and live webcast at 12:00 noon (ET) today, Monday, July 28 to discuss its earnings and recent developments. The webcast will be at www.pinnaclewest.com/investor/presentations and will be available for replay on the website for 30 days. To access the conference call by telephone dial (877) 356-3961 and enter reservation number 1571133. A replay of the call also will be available until 12:00 midnight (ET), Monday, August 4, 2003, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number.

This press release contains forward-looking statements based on current expectations, and the Company assumes no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume,” and similar words. Because actual results may differ materially from expectations, the Company cautions readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company. These factors include the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition; the outcome of regulatory and legislative proceedings relating to the restructuring, including the outcome of the rate case APS filed with the Arizona Corporation Commission on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC; state and federal regulatory and legislative decisions and actions, including price caps and other market constraints imposed by the FERC; regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs, and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital and access to capital markets; energy usage; weather variations affecting local and regional customer energy usage; conservation programs; power plant performance; the successful completion of our generation construction program; regulatory issues associated with generation construction , such as permitting and licensing; our ability to compete successfully outside traditional regulated markets (including the wholesale market);our ability to manage our marketing and trading activities and the use of derivative contracts in our business; technological developments in the electric industry; the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds; the strength of the real estate market in SunCor’s market areas, which include Arizona, New Mexico and Utah; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.